Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF CLASS B STOCK

OF FASTLY, INC.

Pursuant to Section 243 of the General
Corporation Law of the State of Delaware

    FASTLY, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

    FIRST:    The Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of 1,104,129,050 shares of capital stock, 1,000,000,000 shares of which are Class A Common Stock, par value $0.00002 per share (the “Class A Common Stock”), 94,129,050 shares of which are Class B Common Stock, par value $0.00002 (the “Class B Common Stock”), and 10,000,000 shares of which are Preferred Stock, par value $0.00002.

    SECOND:    All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock of the Corporation pursuant to the provisions of Article IV of the Amended and Restated Certificate.

    THIRD:    Pursuant to Article IV, Section (D)(10) of the Certificate of Incorporation, shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

    FOURTH:    Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article IV, Section (D)(10) of the Certificate of Incorporation, reissuance of the 89,937,775 shares as Class B Common Stock is prohibited and accordingly, such shares of Class B Common Stock are hereby retired.

    FIFTH:    Pursuant to the provisions of Section 243 of the DGCL, the total number of shares of the capital stock that the Corporation has the authority to issue is reduced to 4,191,275 shares of Class B Common Stock.

IN WITNESS WHEREOF, Fastly, Inc. has caused this certificate to be signed by its duly authorized officer this 12 day of July 2021.

Fastly, Inc.

By:	/s/ Adriel Lares
Name: Title:	Adriel Lares Chief Financial Officer